Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, N.Y. 10174-1901

(212) 818-8800

                                                  March 28, 2012

Pacific Monument Acquisition Corporation

800 Third Avenue

New York, New York 10022

Dear Sirs:

We represent Pacific Monument Acquisition Corporation, a Delaware corporation (the “Company”). Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (“Act”), covering (i) 4,000,000 units (the “Firm Units”), each unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (“Warrant”) to purchase one share of Common Stock, representing a total of 4,000,000 shares of Common Stock and 4,000,000 Warrants (to purchase 4,000,000 shares of Common Stock), which the Company will sell to Morgan Joseph TriArtisan LLC as underwriter (the “Underwriter”), (ii) 600,000 units (the “Over-Allotment Units”), each unit identical to the units in the Firm Units, representing a total of 600,000 shares of Common Stock and 600,000 Warrants (to purchase 600,000 shares of Common Stock), which the Underwriter will have a right to purchase from the Company to cover over-allotments, if any, and (iii) all of the shares of Common Stock and Warrants included in the Firm Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Pacific Monument Acquisition Corporation

March 28, 2012

Based upon the foregoing, we are of the opinion that:

1.   The Firm Units and Over-Allotment Units, and the shares of Common Stock included therein, when issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non assessable.

2.   The Warrants included in the Firm Units and the Over-Allotment Units, when duly executed and authenticated in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller